AMENDED AND RESTATED

PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of October 31, 2013 (the "Effective Date"), by and between Millennium Medical Devices LLC, a New York limited liability company having an address at 400 Garden City Plaza, Suite 440, Garden City, New York 11530 ("Millennium"), and CDx Diagnostics Inc., a Delaware corporation with an address at 2 Executive Boulevard, Suffern, New York 10901 (the "Company").

WITNESSETH

WHEREAS, the Company is engaged in the business of manufacturing and selling its patented OralCDx Brush Test Kits (each, a "Oral Unit" and collectively, the "Oral Product") and DermCDx Brush Test Kits (each, a "Derm Unit" and collectively, the "Derm Product" and, collectively with the Oral Unit and Oral Product, each, a "Unit" and collectively, the "Product").

WHEREAS, the Company is also in the business of performing lab testing services with respect to samples obtained by use of the Product ("Lab Testing Services").

WHEREAS, the Company desires to sell the Product to Millennium for exclusive distribution and marketing throughout the Territory (as defined in Section 1(a)(v) below).

WHEREAS, Millennium desires to purchase the Product from the Company and market, distribute and sell the Product in the Territory, on an exclusive basis.

WHEREAS, the Company and Millennium have previously entered into a Purchase, Supply and Distribution Agreement, as the same may thereafter have been supplemented, amended or replaced (the "Original Agreement").

WHEREAS, the Company and Millennium, for the purpose of clarity, now seek to enter into a new agreement, this Amended and Restated Purchase, Supply and Distribution Agreement, which will supersede any prior agreement or understanding, whether written or oral or express or implied, the parties have previously entered into, including the Original Agreement (regardless of whether such Original Agreement shall have terminated).

NOW THEREFORE, in consideration of the mutual premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows, and hereby agree that this Agreement amends, restates and replaces the Original Agreement, in its entirety:

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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1.          Purchase, Supply. and Distribution

(a)          Purchase: Supply: Exclusivity,

i.	Millennium hereby agrees to purchase from the Company, and the Company hereby agrees to manufacture (or have manufactured) and sell to Millennium the Product, subject to the terms and conditions contained herein. . The product supplied by the Company shall have a minimum expiration date of one year stated on each kit and its content.

ii.	The Company hereby agrees to make all arrangements necessary to supply to Millennium such minimum supplies as are required by this Agreement all in accordance with the terms of this Agreement.

iii.	Millennium shall be the only firm, company, corporation, entity or person authorized to market, distribute and sell the Product in the Territory to the Covered Markets. For clarity, it is acknowledged and agreed by the Parties that the distributorship rights conferred to Millennium hereunder do not relate in any way to the Laboratory Testing Services and the Company shall retain all exclusive rights to market- and promote its Lab Testing Services.

iv.	The Company shall not sell or distribute the Product within the Territory to the Covered Markets during the Term of this Agreement itself orthrough any firm company, corporation, entity or person other than Millennium either directly or indirectly, however, at any time the Company may refer to Millennium, groups to be considered for sales subcontractor agreements for the Product under Millennium.

v.	For the purposes of this Agreement, "Territory" shall mean the Tri-State area of New York, New Jersey, Pennsylvania, Connecticut and Florida through November 1, 2014, and will then be expanded to include the remainder of the United States, its territories and possessions, for as long as this Agreement is in effect. Upon Millennium obtaining nationwide exclusivity, the Company shall immediately provide to Millennium any and all accounts and clients of the Company for oral and Derm in Millennium's geographically expanded Covered Markets that have previously been sold or delivered kits in its entirety for further sale. The Company covenants not to grant distribution rights in the Covered Markets to the Product in the other States of the United States to any third-party while this Agreement is in effect (or as to Oral Product or Derm Product, while this Agreement is in effect relating to such Product).

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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vi.	For purposes of this Agreement, "Covered Markets" shall mean all Primary Care Physicians, Nurse Practioners and Physician Assistants in the Territory, including, without limitation, primary care medical practices and providers practicing in hospitals, nursing homes, health clinics and assisted living facilities and shall exclude dental practices and providers and medical specialty practices and providers such as gastroenterologists; provided, that Millennium may distribute the Product on a non-exclusive basis in the Territory to (a) dentists that practice in settings other than a dental office, including hospitals, nursing homes, assisted living facilities, and public health clinics and other general medical settings and (b) otolaryngologists and dermatologists; provided, further that nothing in this Agreement shall prohibit the Company or third-parties licensed by the Company from also distributing or selling into the markets in these clauses (a) and (b) of this sentence.

vii.	Millennium shall not sell or distribute the Product outside of the Territory or the Covered Markets at any time, either itself, or through any firm, company, corporation, entity or person, either directly or indirectly.

viii.	Millennium acknowledges that the Product has a patented and proprietary design that procures unique tissue samples that can be properly and accurately analyzed only via the Company's patented and proprietary Laboratory Testing Services, and that the Product is being sold to end users conditioned upon end users sending samples obtained by use of the Product for analysis by the Laboratory Testing Services offered by the Company. As such, Millennium hereby agrees that during the Term of this Agreement, it shall not, itself or through any firm, company, corporation, entity or person either directly or indirectly, market, offer or sell the Product to any purchaser that either Millennium or the Company (as communicated to Millennium in writing) believes in its sole discretion will use a lab testing service with respect to such Product other than the Laboratory Testing Services offered by the Company. In order to allow the Company to ensure the integrity of testing results obtained by end users of the Product, Millennium agrees to provide to the Company on a monthly basis written reports showing all purchasers of Product during the prior month, including the names and contact information of such purchasers and the number of Units sold to each purchaser, as well as any other information the Company may reasonably request.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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ix.	Millennium acknowledges that, outside of Arizona, Wyoming and Oklahoma, the Company is not a participating provider with Medicaid or managed Medicaid plans. Millennium hereby agrees that any Product distributed or sold for use on patients who are recipients of Medicaid or managed Medicaid plans outside of Arizona, Wyoming and Oklahoma will not count towards the annual minimums specified as Minimum Sales Requirement in Units per Period in paragraph x below. Millennium hereby agrees that during the Term of this Agreement and for a twelve (12) month period after its termination for any reason other than a material breach of this Agreement by the Company, it shall not, itself or through any firm, company, corporation, entity or person other than Millennium either directly or indirectly, market, offer or sell (i) any product (other than the Product) that aids or is claimed to aid, or supports a service that aids or -is claimed to aid, in the detection, prevention or treatment of oral pre-cancer or oral cancer or (ii) any service that aids or is claimed to aid in the detection, prevention or treatment of oral pre-cancer or oral cancer.

x.	Millennium or its sub distributors shall be required to have completed sales to third-party end users in the minimum amount(s) set forth in the table below for the Territory:

Minimum Sales Requirement in Units per Period.

	Oral Units	Derm Units:
Jan 1, 2014 to December 31. 2014	25,000	12,500

Jan 1. 2015 to June 30, 2015	35,000	17,500
Julv l , 2015 to December 31, 2015	60,000	30,000
Jan l, 2016 to June 30, 2016	120,000	60,000
July 1, 2016 to December 31, 2016	150,000	75,000
January 1, 2017 to June 30, 2017	250,000	125,000
July 1, 2017 to December, 2017	300,000	150,000
January 1, 2018 to June 30, 2018	350,000	175,000
July l , 2018 to December 31, 2018	500,000	250,000

If as of the end of any period set forth in the table above

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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Millennium has failed to meet its sales requirement for such period for either Oral Units or Derm Units providing all kits have been delivered on time according to minimum delivery schedule below in xi, the Company shall have the right to terminate the Agreement as to such affected Oral Product or Derm Product as set forth in Section 6(b) below. If Company fails to deliver Product on time according to Minimum Purchase Requirement in Units per Period as stated below, any Company tights to terminate for failure of Millennium to meet the minimum sales requirements set forth in x above shall be null and void in its entirety. In addition, the Company's failure to make timely deliveries, will automatically adjust the scheduled future delivery and payment dates herein.

xi.	Millennium agrees to purchase and the Company agrees to deliver the following minimum numbers of Units on the following dates (which shall be estimated at 70% Oral Units and 30% Derin Units). Millennium will specifically state the number of units on each purchase order

Year	Sales	Purchases	Purchases
	Requirements	January 1	July 1

2015	142,500	50,000	50,000

2016	405,000	225,000	225,000

2017	825,000	425,000	425,000

2018	1,275,000	700,000	700,000

Of the initial 100,000 Units, 4,000 Units shall be delivered by December 31, 2013,. 10,000 Units shall be delivered by January 31, 2014 and 16,000 Units shall be delivered by February 28, 2014 for a total of 30,000 Units delivered by February 28, 2014.

Except as specifically provided in Section 2(c) below, payment for Units required to be purchased and delivered under this Section shall be made in full by Millennium on the applicable date for such purchase set forth in the table above. The Company shall deliver Units purchased by Millennium during the * calendar months immediately following the date that Millennium has delivered payment in full for such Units, in equal monthly shipments.; provided, however, that with respect to the initial 100,000 Units, the Company may fulfill the balance of 70,000 Units in monthly shipments of 20,000 Units in the month of March 2014, and 25,000 Units for the months of April, 2014 and May 2014, respectfully, following the delivery schedule for the initial 30,000 Units set forth above.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(b)           Marketing. Sale and Distribution. Millennium shall use diligent efforts to market, sell and distribute the Product in the Territory in good faith and in a manner consistent with its efforts for other products and general industry practice.

(c)           Marketing Materials-, License. The Company shall supply to

Millennium a reasonable supply of current marketing and promotional materials for the Product which shall be provided in the form of master designs from which Millennium may have copies printed ("Marketing Materials"). Millennium shall produce sufficient copies of such Marketing Materials for its use hereunder at its own cost and expense and upon Company request shall provide at Millennium's cost and expense a reasonable number of samples of its printed Marketing Materials for Company approval of their fidelity to the master designs provided. The Company hereby grants to Millennium a limited, non-exclusive license to use the Company's trademarks, trade names, logos and images (collectively, "Trademarks") in connection with the marketing, promotion and sale of the Product including, reproduction and use of the Marketing Materials. In all cases, Millennium shall follow the instructions of the Company at all times as to the use or discontinuance of use of such Trademarks and/or Marketing Materials. Millennium shall not remove, conceal or alter any of Company's Trademarks on the Product or Marketing Materials. Millennium shall promote and sell all Product in the original packages and under the original labels provided by the Company without any alteration or addition whatsoever. Millennium may not alter or change Company Trademarks or Marketing Materials at any time unless it has.. received the express written approval of the Company. Product shall always be sold under the Trademarks. Millennium shall not produce and/or use its own marketing materials for the Product. Use of any such Trademarks or Marketing Materials shall not give Millennium any right to any intellectual property rights in or to such items other than the limited licenses expressly set forth herein and all goodwill arising from any use of such Trademarks and Marketing Materials by Millennium shall inure to the benefit of the Company. Millennium shall keep records of, and shall provide the Company with copies of, any and all Marketing Materials actually used with customers and potential customers of Millennium. The Company reserves the sole and exclusive right to make any changes to the Marketing Materials, and to the packaging and labeling of the Product at any time.

(d)          Training. During the months of * 2013 and January 2014, the Company will provide Millennium's sales personnel with training geared toward reasonably preparing such personnel to market and sell the Product in a manner generally accepted for similar products in the industry. In any case however, no less than 4 days training shall be provided if requested by Millennium

(e)          Customer Lists. Prior to the end of the training period specified in Section 1(d) above, the Company shall convey to Millennium the names and contact information then possessed and used by the Company in marketing the Product to the Covered Market (the "Customer Information"). Such Customer Information shall be treated as Confidential Information of the Company by Millennium. Millennium shall have no rights in the Customer Information other than a limited license to use such Customer Information as necessary to perform its obligations and exercise its rights under this Agreement. If the Company exercises its right to terminate the Agreement completely then Millennium shall discontinue its use of all such Customer Information.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(f)          Technology Escrow. No later than December 1, 2013, the Company will deposit in escrow with a mutually agreed upon escrow agent all information and approvals required to build the Units. In the event that the Company fails to deliver Units as per its obligations under paragraph 1(a) (xi) above; is notified by Millennium in writing of such failure to deliver Units; and fails to cure this breach within thirty (30) days, then the escrow agent will release to Millennium the information and approvals required for Millennium to build the number of Units which the Company failed to deliver, provided however. that Millennium shall use said information and approvals for the sole purpose of building those Units that the Company failed to deliver. All costs and fees related to the establishment and maintenance of the escrow shall be evenly split between the Company and Millennium. Upon failure to deliver by the Company such required Units all monies paid to the Company by Millennium for Units which have not been delivered, shall be immediately returned within 5 business days of failed delivery. If the money is not returned within the 5 business days herein, then The Company shall be required to pay as liquidated damages an amount equal to 10% of the outstanding money owed and from the date of non- payment interest at a rate of a 2% per month for every month not paid, or the highest rate available by law.

(g)          Testing: The Company warrants and represents that, beginning in April 2014, upon return of Product to the Lab for testing that the results from said test shall be provided to the providers, on average, no more than 15 days after receipt.

2.             Consideration.

(a)          Purchase Price. The Company agrees to sell -the Product to Millennium during the Term in an amount equal to * per Unit purchased by Millennium (as it may be amended pursuant to this paragraph, the "Per Unit Price"). All prices shall be F.O.B. the Company's place of distribution identified by the Company from time to time as the shipping point for the particular Product being purchased (the "Company Distribution Point"). Notwithstanding anything to the contrary in this Agreement, the Company may increase the Per Unit Price to reflect any actual direct costs increases in the Company's out of pocket expenses of manufacturing, packaging and labeling the Product (including costs of source materials and components), which increase may be implemented by delivery of written notice to Millennium at least thirty (30) days in advance of the effective date of any such increase.

(b)          Fair Market Value Sale Price. Millennium shall determine the prices and other financial terms and conditions under which it will re-sell the Product; provided. however, that all sales or transfers of the Product by Millennium to third parties will be at priices that reflect "fair market value" within the meaning of 42 CFR 411.351.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(c)          Payments. All payments required for purchase of the Product shall be made in full by wire transfer on the applicable date for such purchase set forth in the table found in Section 1(a)(xi) above; provided, however, that the parties acknowledge and agree that of the first $1,000,000 of purchase price for Product, $300,000 has been received by the Company on or prior to the date hereof, $350,000.00 is to be paid by Millennium by October 31, 2013, ("Payment A"), and the remaining $350,000.00 shall be paid by Millennium to the Company on April 1, 2014, after Millennium has received a total of 50,000 Units from Company, ("Payment B") in accordance with the schedules herein. Any payments that are past-due from time to time will bear interest at the lesser of 2.0% per month or the maximum rate permitted by law.

(d)          Shipping; Taxes. Millennium shall be responsible for all shipping, freight, insurance, duty and customs charges related to the Product ordered following Millennium's acceptance of Product at the Company Distribution Point. The risk of loss shall pass to Millennium upon release to Millennium's carrier at Company Distribution Point. Any and all customs, tariffs and duties or excise, sales, use, value-added or other taxes or levies imposed on Millennium or the Company by any governmental body in the Territory or any other geographic areas where Millennium receives or sells Product, in each case, in connection with the sale or shipment of the Product to or by Millennium, shall be paid (or reimbursed to the Company) by Millennium.

3.          Representations and Warranties of the Company. The Company hereby Represents and Warrants to Millennium that:

(a)          Organization and Authorization. The Company is a corporation duly organized under the laws of the State of Delaware and it has all necessary corporate power to enter into this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action and this Agreement, once executed and delivered, shall be a legal, valid and binding obligation of the Company enforceable in accordance with its respective terms.

(b)           Compliance. The Company's sole warranties to Millennium with respect to the Product are that: (i) the written descriptions of the components that are included in the Product and/or its labeling will be accurate and complete and such components shall perform their functions in accordance with their labeling; (ii) Product delivered to Distributor shall be free from material defects in manufacturing that prevent sale thereof during the period from shipment until the expiration date; (iii) the Product provided hereunder shall conform to, and be in compliance with all applicable laws and regulations and be free from encumbrance or lien; (iv) the Company has, and shall have, at all times throughout the Term of this Agreement, whether by right, title or interest, including by license or otherwise, the intellectual property rights that are required to use, manufacture, market, offer to sell, sell, import and export the Product in accordance with the terms of this Agreement and neither this Agreement nor the offer or sale by Millennium of the Product in strict accordance with this Agreement shall infringe an third party rights. The Company further warrants that it shall comply with all applicable laws and regulations with respect to the sale of the Product to Millennium, and any Product sold and delivered by the Company to Millennium may be lawfully sold to the end users in the Territory in strict accordance with the terms of this Agreement.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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The Company's warranties set forth herein run only to Millennium and unless a proper claim is made against Millennium based upon Company's express warranties hereinabove, and written notice of and the responsibility for which claim is promptly directed by Millennium to Company, the Company shall have no warranty obligation whatsoever to Millennium's sub distributors or other customers or to customers of the sub distributors. EXCEPT AS STATED IN THIS SECTION 3(b), THE COMPANY DISCLAIMS ANY AND ALL WARRANTIES ON THE PRODUCT, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF THEIR MERCHANTABILITY OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. TO THE EXTENT THAT ANY IMPLIED WARRANTIES MAY NOT BE DISCLAIMED, SUCH WARRANTIES ARE EXPRESSLY LIMITED TO LESSER OF THE DURATION OF THE EXPRESS WARRANTY STATED BY THE COMPANY ON THE PRODUCT OR WITH THEIR PACKAGING OR TO SUCH PERIOD AS IS REQUIRED BY LAW.

4.          Representations and Warranties of Millennium. Millennium hereby

Represents and Warrants to the Company that:

(a)          Organization and Authorization Millennium is a limited liability company duly organized under the laws of the State of New York, it has all necessary power to enter into this Agreement, the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and this Agreement, once executed and delivered, shall be a legal, valid and binding obligation of Millennium enforceable in accordance with its terms.

(b)          Compliance. Millennium shall, in performing its obligations hereunder, (i) comply in all material respects with all applicable laws and regulations, including, without limitation relating to advertising, marketing, distribution and sales of the Product; (ii) keep such records with regard to its sales of the Product as are required by any applicable laws or regulations and by Section l(a)(viii) hereof; (iii) advise the Company promptly concerning any information that may come to its attention as to charges, complaints or claims regarding the Company or the Product by Millennium's customers or others; and (iv) make no representations, warranties, claims or assertions, in any media or forum, either orally or in writing, with respect to the Product or the use of the Product whatsoever, except (1) as expressly authorized by Company in writing (which authorization may be revoked at any time); (2) as expressly stated on the Company's labeling on the Units or Marketing Materials provided to Millennium by the Company (and not revoked or changed since the original printing thereof).

(c)          Legal Matters. Millennium attests that it is not excluded, debarred or suspended by the Office of the Inspector General of the United States Department of Health and Human Services or by the General Services Administration or by any state health care program under 42 U.S.C. § 1320a-7 or under the Federal Employees Health Benefits Program and is not aware of any pending or threatened exclusion, debarment or suspension actions against it.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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5.          Term. The Agreement shall become effective on the Effective Date, and unless earlier terminated in accordance with the provisions hereof, shall continue in full force and effect until the five year anniversary of the date hereof (the "Term").

6.          Termination:

(a)          Millennium shall have the right to terminate this Agreement effective as of any one-year anniversary of the Effective Date of this Agreement upon prior written notice to the Company delivered not more than one hundred twenty (120) days and not fewer than ninety (90) days prior to the anniversary desired to be the termination date.

(b)          If as of the end of any period set forth in the table in Section l(a)(x) above, Millennium has failed to meet its minimum sales requirement for such period as to either the Oral Product or Derm Product, the Company shall have the right to terminate all of the provisions of this Agreement relating to such affected Product by delivery of at least thirty (30) days prior written notice; provided, however, that if the provisions of this Agreement with respect to only the Oral Product or the Derm Product are terminated pursuant to this sentence, the provisions of Section I(a)(xi) shall be unaffected as to the other remaining Product. In addition, if as of the end of any period set forth in the table in Section l(a)(xi) above, Millennium has failed to meet its minimum Unit purchase requirement for such period, the Company shall have the right to terminate this Agreement by delivery of at least thirty (30) days prior written notice. Provided, however that:

i.	If Millennium does not make Payment B within 5 business days of receipt of the first 50,000 Units pursuant to Section 2(c) herein, this Agreement shall terminate without any further right to Notice or an opportunity to cure, and Millennium shall relinquish any right to repayment of any portions of the $300,000 previously paid or Payment A, it being understood by the parties that these payments shall constitute consideration, as well as reasonable liquidated damages and compensation to the Company for losses the Company has suffered and will continue to suffer for hiring and training the staff necessary to provide Laboratory Testing Services in connection with the laboratory processing of tests derived from the sale of Units previously committed to Millennium, for the purchase of specialized testing equipment to facilitate such laboratory processing, for the building of Units for Millennium, and for the Company's lost opportunity in foregoing other exclusive distribution relationships in oral and skin cancer testing.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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ii.	If the Company does not deliver the 30,000 Units on or before February 28, 2014, Payment B will not be due the Company and as with regard to this and any subsequent failure by the Company to meet any of its Unit delivery requirements during the term of this Agreement, Millennium may exercise its rights to build for themselves whatever number of Units is lacking from the required delivery amount under the provisions of paragraph 1(f). Upon failure to deliver by the Company such required Units all monies paid to the Company by Millennium for Units which have not been delivered, shall be immediately returned within S business days of failed delivery. If the money is not returned within the 5 business days herein, then the Company shall be required to pay as liquidated damages an amount equal to 10% of the outstanding money owed and from the date of non- payment interest at a rate of a 2% per month for every month not paid, or the highest rate available by law.

(c)          In the event of the occurrence of any of the following events to either the Company or Millennium, the other party may terminate the Agreement by written notice to the other party:

i.	If a party continues in material breach of this Agreement for more than thirty (30) days after written notice is given (delivered by overnight mail) to the breaching party to remedy such breach; or

ii.	If either party shall (i) be dissolved, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself of all or a substantial part of its property, (iii) make a general assignment for the benefit of its or his creditors, (iv) commence a voluntary case under Title 11 of the United States Bankruptcy Code or any successor thereto (the "Bankruptcy Code"), any state bankruptcy law or any law similar to any of the foregoing, (vi) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the party in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law with a purpose or otherwise similar to any of the foregoing.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(d)          Termination or Amendment for Change in Law. Notwithstanding anything to the contrary contained herein, in the event that during the Term (1) any provision of the Agreement is deemed by any governmental entity to be invalid, unenforceable or in violation of any applicable laws or regulations; (2) any governmental entity determines that any provision of the Agreement would violate any applicable laws or regulations without the inclusion of a provision contained herein; (3) any change in laws or regulations (including a change in the interpretation or enforcement of existing laws and regulations or new guidance provided under existing laws and regulations) is enacted, adopted or implements that either party determines in its reasonable discretion, (i) could have a material adverse effect on this Agreement or (ii) would make performance of the Agreement or any provision thereof unlawful, illegal or commercially impracticable, or poses substantial risk thereof (any of the events described in sub-clauses (1), (2) or (3), a "Material Adverse Change in Law"), then, in such event, the parties agree that they shall negotiate in good faith and attempt to agree on a new agreement or amendments to this Agreement designed to address any problems such Material Adverse Change in Law may cause, with the mutual goal of finding a solution that avoid the adverse effects of the Material Adverse Change in Law and that allows for the continuation of the Agreement on terms as close to the terms of this Agreement (including any amendments then in effect) as practicable. If the parties are unable to so agree within ninety (90) days after the enactment, adoption or implementation of the Material Adverse Change in Law, then any party may terminate this Agreement immediately upon delivery of notice of such termination to the other party. If neither party elects to terminate this Agreement in accordance with the preceding sentence, this Agreement shall continue in full force and effect, except that to the extent any provision has been held to be illegal, invalid or unenforceable such provision shall be deemed not to form a part of this Agreement.

(e)          Termination Upon Company Sale Transaction. Upon the occurrence of a Company Sale Transaction, the Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice at any time during the Term for any reason or no reason; provided, however, that (i) in no event may the Company give notice under this Section 6(e) prior to * and (ii) in the event that the Company exercises such termination right under this Section 6(e) at a time when Millennium is not in breach of any minimum requirements in the tables in Section l(a)(x) or (xi) and Millennium has not brought any legal actions alleging that Company has caused such breach by Millennium, at the closing of said transaction, Millennium shall receive directly from proceeds a Termination Fee equal to (i) Millennium's gross sales (within the meaning of U.S. generally accepted accounting principles) of Product for the immediately preceding twelve month period multiplied by five (5 times gross sales) and (ii) a payment equal to * multiplied by Millennium's remaining unsold (saleable within expiration date) Units. The Company may revoke any termination notice given under this Section 6(e) prior to the effective date of termination given in such notice. For clarity, no Termination Fee shall apply to a termination effected in accordance with any other provision of Section 6. For purposes of this Section 6(e), "Company Sale Transaction" shall mean (i) any merger, consolidation, recapitalization, sale of equity or other transaction or series of transactions in which the holders of the outstanding equity of the Company immediately prior to such transaction do not own a majority of the outstanding equity of the surviving entity after the closing of such transaction, or (ii) a sale or disposition of all or substantially all of the Company's assets, or (iii) a sale or disposition of all or substantially of the Company's assets related to its oral cancer business, in each case, to any person a majority of the outstanding equity of which is not owned by persons who owned a majority of the outstanding equity of the Company before the transaction.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(f)          Effect of Termination. Unless otherwise set forth within this Agreement, in the event of termination of this Agreement for any reason, Millennium shall, upon the effective date of termination, immediately cease selling the Product and cease all use of the Company's Trademarks, Marketing Materials and/or other confidential information. Thereafter, Millennium shall not sell or offer, directly or indirectly, any products bearing Trademarks labels, or packaging, or bearing any other identification so resembling those used with the Product as to be likely to cause confusion, mistake, deceive the public, or trade upon the good will of the Product. Millennium shall return within thirty (30) days of termination any and all inventory of Product and Marketing Materials on hand as of the effective date of such termination. Notwithstanding, if Millennium terminates this Agreement in accordance with section 6 (c) i, Company agrees to pay Millennium an amount equal to $10 multiplied by Millennium's remaining unsold (saleable within expiration date) Units,

7.          Additional Agreements.

(a)          The Company agrees to supply, at its sole cost and expense, all of the required equipment and facilities necessary to perform its obligations under this Agreement.

(b)          Millennium agrees to supply, at its sole cost and expense, all of the required equipment and facilities necessary to perform its obligations under this Agreement

(c)          If and to the extent that Millennium wishes to order Units in addition to those contemplated to be purchased and sold under Section l(a)(xi), Millennium shall be responsible for providing to the Company all purchase orders and other data in suitable format as specified by the Company necessary to place such orders, including specifications for quantities, turn-around times and other relevant specifications. All purchase orders for such additional Units and sales of the Product by the Company to Millennium thereunder shall be subject to, and governed by, the terms and conditions of this Agreement which shall supersede the terms and conditions of any purchase order, acknowledgement or similar document. No such additional order by Millennium shall be binding on the Company unless and until accepted in writing by the Company.

(d)          Claims of Millennium for errors in the Product provided by Company, shortages in the Product provided by Company or non-compliance with Product warranties specified in Section 3(b) must be reported to the Company in writing within ten (10) days of Millennium's discovery of such non-compliance or Millennium waives such claims. Except as set forth in the preceding sentence, all sales/deliveries to Millennium are final. Millennium shall have no right to return Product to the Company, except to the extent a valid claim is made pursuant to Section 3(b).

(e)          Millennium's Employees and Agents. During the Term of this Agreement, and upon and after any termination or cancellation hereof, Millennium shall be solely responsible and liable for any and all compensation or benefits payable to employees and agents of Millennium.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(f)          Recalls. In the event Company recalls any Product sold by Millennium in the Territory, Millennium shall reasonably assist Company with such recall. Company agrees to give prompt notice to Millennium in the event that Company recalls any Product, or ceases or suspends the sale of any Product due to any problem which relates to such Product's safety or compliance with law. Without limiting the generality of the foregoing (a) upon the Company's request in connection with any recall, Millennium shall provide the Company all information necessary to allow the Company to send appropriate recall notices to any Millennium customers in accordance with applicable law and standard industry practice; and (ii) upon the Company's request in connection with any recall, Millennium shall send appropriate recall notices to any Millennium customers in accordance with applicable law and standard industry practice. Upon any recall of either Product, Company shall immediately reimburse Millennium for any and all units returned to Company, at the price for which Millennium paid for same as more fully set forth herein.

8.               Indemnification.

(a)          Subject to the limitations of Section 8(c) below, the Company agrees to indemnify and hold Millennium, its managers, members, officers, and employees (collectively, "Millennium Indemnified Parties"; each, a "Millennium Indemnified Party") harmless from and against any and all costs, losses, liabilities, damages, claims or expenses (including, without limitation, reasonable attorney's fees and expenses) (collectively, "Losses") incurred by an Indemnified Party in connection with a third-party claim arising out of, related to, occasioned by or attributable to: (i) any breach by the Company or any of its directors, officers, employees or agents of any representation, warranty or covenant made by the Company herein; or (ii) the gross negligence or willful misconduct on the part of the Company, or any of its directors, officers, employees or agents in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Millennium Indemnified Party.

(b)          Subject to the limitations of Section 8(c) below, Millennium shall indemnify and hold the Company and its directors, officers, employees and shareholders (collectively, "Company Indemnified Parties"; each, a "Company Indemnified Party") harmless from any Losses incurred by a Company Indemnified Party in connection with a third-party claim arising out of, related to, occasioned by or attributable to: (i) any breach by Millennium or any of its managers, members, officers or employees of any representation, warranty or covenant made by Millennium herein; or (ii) the gross negligence or willful misconduct on the part of Millennium, or any of its managers, members, officers or employees in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Company Indemnified Party.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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(c)          Limitations of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, MILLENNIUM'S EXCLUSIVE REMEDY AND THE COMPANY'S LIMIT OF LIABILITY FOR ANY AND ALL PRODUCT WARRANTY CLAIMS HEREUNDER, SHALL BE FOR THE REPLACEMENT OF THE PARTICULAR PRODUCT WITH RESPECT TO WHICH SUCH CLAIMS ARE ASSERTED UNDER SECTION 3(B). EXCEPT FOR OBLIGATIONS OF INDEMNITY FOR THIRD PARTY CLAIMS NOT LIMITED BY THE PRECEDING SENTENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RESULTING FROM THE PRODUCT OR ANY OTHER ACTIVITIES OF THE PARTIES UNDER THIS AGREEMENT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, THE TOTAL LIABILITY THAT THE COMPANY WILL HAVE TO MILLENNIUM UNDER OR IN CONNECTION WITH OR RELATED IN ANY MANNER TO THIS AGREEMENT, OTHER THAN PURSUANT TO A SALE TRANSACTION UNDER SECTION 6(e), (UNDER ANY THEORY OF LIABILITY, AND INCLUDING, WITHOUT LIMITATION, ON ACCOUNT OF DAMAGES FOR BREACH OF CONTRACT, TORT, OR OTHERWISE) SHALL NEVER EXCEED AN AGGREGATE OF $5 MILLION (FIVE MILLION) DOLLARS.

(d)          Indemnification Procedure. Upon obtaining knowledge of any third-party claim (a "Third-Party Claim") which gives or could give rise to a right of indemnification under this Agreement, the party requesting indemnification ("Indemnitee") shall provide notification to the other party ("Indemnitor") within seven (7) days describing the amount and nature of the Third-Party Claim; provided, however, that any failure or delay in giving such notice shall only relieve the Indemnitor of its obligation to defend, indemnify, and hold the Indemnitee harmless to the extent it reasonably demonstrates its defense or settlement of the Claim was adversely affected thereby. The Indemnitor shall have sole control of the defense and of all negotiations for settlement of any Third-Party Claim and the Indemnitee shall cooperate with the Indemnitor in the defense or settlement of any such Claim at the Indemnitor's expense. Notwithstanding the foregoing, the Indemnitor shall not settle any claim unless such settlement completely and forever releases the Indemnitee from all liability with respect to such Claim or unless the Indemnitee consents to such settlement in writing. Where the Indemnitor does not request the Indemnitor to cooperate in the defense or settlement of any such Claim in which the Indemnitee is involved, the indemnitee may participate in the defense of the Claim at its own expense. If Indemnitor does not assume defense of the Third-Party Claim, the Indemnitee will defend or settle the Third-Party Claim, utilizing counsel of the Indemnitee' s choice, and Indemnitor shall reimburse the Indemnitee an amount equal to the aggregate of (i) the liabilities, plus (ii) all costs and expenses incurred by the Indemnitee in connection with the enforcement of the indemnification obligations set forth herein (including reasonable attorney's fees and costs), plus (iii) interest at the highest amount permitted by law on the aggregate amount of the liabilities, plus the other costs and expenses incurred by the Indemnitee.

(e)          Millennium shall maintain a commercial general liability insurance policy, including products and completed operations, contractual liability and personal and advertising injury coverages (and other such coverages as are generally maintained by businesses involved in the same activities as contemplated to be conducted by Millennium hereunder), with limits of not less than two million dollars ($2,000,000 occurrence and two million dollars ($2,000,000) in the aggregate. Millennium will cause a certificate of insurance evidencing the above to be presented to the Company upon execution of this Agreement. Millennium will place insurance with carriers with a BEST rating of A minus VII or better qualified to write insurance in the State of New York.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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9.               Confidentiality.

(a)          Millennium and the Company, each in its capacity as a recipient of the other party's Confidential Information (a "Receiving Party") will not, during or subsequent to the term of this Agreement: (i) use such Confidential Information (as defined herein) for any purpose whatsoever other than the performance of the transactions contemplated in this Agreement, or (ii) disclose such Confidential Information to any third party without the disclosing party's ("Disclosing Party's") prior written approval; provided, however, in each such case, the Receiving Party shall be able to use and disclose the Disclosing Party's Confidential Information as necessary to permit such Receiving Party to perform its obligations under this Agreement. Millennium and the Company agree that all Confidential Information will remain the sole property of the Disclosing Party. Each party in its capacity as a Receiving Party also agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Disclosing Party's Confidential Information in its possession. For purposes of this Section 9, the term "Confidential Information" as used in this Agreement with respect to a Disclosing Party shall mean information not generally available to the public regarding the Disclosing Party, including without limitation, trade secrets, patented or other proprietary information, forms, information regarding operations, systems, methods, processes, financing, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data of each party. For clarity, OralCDx and DermCDx customer lists including all of Millennium's customer data developed from their activities conducted under this Agreement regarding the OralCDx and DerrnCDx purchase patterns of all customers shall be the Confidential Information of the Company. Confidential Information does not include information that (i) is known to the Receiving Party at the time of disclosure to such party, (ii) has become publicly known and made generally available through no wrongful act of the Receiving Party, (iii) has been rightfully received by the Receiving Party from a third party who is authorized to make such disclosure without confidentiality restrictions, or (iv) is proven by competent evidence by the Receiving Party that it was independently conceived of or discovered by such party without reference to or use of the Disclosing Party's confidential information.

(b)          Millennium and the Company each acknowledge that such covenants are necessary to protect the legitimate business interests of the Company and Millennium and that any violation thereof would result in irreparable harm to the Company or Millennium. Accordingly, each party agrees that upon the violation or threatened violation by such party of any of the restrictions contained in this Section 9, the other party shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction (without the necessity of posting a bond or other security) as well as any other relief provided at law or equity, 'under this Agreement or otherwise without any obligations to post any bond. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that period of time or scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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10.         Force Majeure. Any delays in or failure of performance by either party under this Agreement shall not be considered a breach hereof if such delay or failure is occasioned by an event beyond the reasonable control of the party affected ("force majeure"); provided that any party whose performance is so delayed shall give prompt notice thereof to the other party and shall use all reasonable endeavors to comply with the terms of this Agreement as soon as possible. Force majeure in this context shall include acts of government, acts of God, fires, floods, explosions, riots, civil disturbances, strikes insurrections, earthquakes, wars, rebellion and epidemics.

11.        Relationship of Parties. The relationship between the parties hereto is that of independent contractors. Neither party hereto is an agent, partner or employee of the other and neither party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other or to either assume or create any obligation of any kind, express or implied, on behalf of the other, nor will the act or omissions of either create any liability for the other. This Agreement shall in no way constitute or give rise to a partnership between the parties.

12.       Assignment. Neither this Agreement nor any right, title, interest or obligation hereunder shall be assignable or transferable by either party without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed; provided that either party may assign its right, title, interest or obligation hereunder to (a) a corporation which controls, is controlled by or is under common control with such party or (b) any successor or purchaser of such party, its equity securities or all or substantially all of its business or assets (or, in the case of the Company, its oral cancer business or assets alone) whether via a merger, consolidation, recapitalization, sale of equity or sale or disposition of assets.

13.         Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices and such other communications may be delivered either (a) personally, against written receipt therefore or (b) by means of a recognized overnight courier service (such as Federal Express, DEL, Airborne Express or U.S.P.S. Express Mail), (ii) postage paid, certified or registered mail, return receipt requested, or (iii) electronically confirmed facsimile or e-mail transmission. Notices shall be address as follows:

If to the Company:

CDx Diagnostics, Inc.

2 Executive Boulevard

Suffern, New York 10901

Attention: Chief Executive Officer Tel: 845-369-7096

Fax: 845-369-7082

Email: mrutenbergcdxdiagnostics.com

With a copy to:

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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Art Lerner

Crowell & Moring, LLP

1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2595 Tel: 202-624-2820

Fax: 202-628-5116

Email: alerner@crowell.com

And to:

James Rieger

Tannenbaum Helpem Syracuse & Hirsclitritt LLP

900 Third Avenue

New York New York 10022 Tel: 212-508-6728

Fax: 212-371-1084

Email: Riegerthsh.com

If to Millennium:

Millennium Medical Devices LLC 400 Garden City Plaza, Suite 440 Garden City, New York 11530

Attention: Dominick Sartorio

Tel: (516) 628-5600

Fax:

Email:dominick@'millenniumhcs.com

With a copy to:

Finkelstein & Feil, PC

666 Old Country Road, Suite 210 Garden City, New York 11530

Attention: Michael S. Finkelstein, Esq. Tel: (516) 280-3660

Fax: (516) 280-3661

or, in the case of any of the parties hereto, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this Section 13. Each such notice, demand, request or other communication shall be deemed given (x) on the date of personal delivery, (y) on the first business day following the date of delivery to th overnight courier service or facsimile or e-mail transmission, or (z) three business da following such certified or registered mailing.

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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14. Governing Law. Choice of Forum, and Counsel Fees. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in the state or federal courts located in the county of Nassau in the State of New York, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement and each party hereto waives any objection it may have now or hereafter have to venue or to convenience of forum. In any action to enforce this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys' fees.

15.         Benefit. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties.

16.         Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding concerning the subject matter hereof and supersedes and replaces any prior negotiations, proposed agreements and agreements, oral or written, with respect thereto, including that this Agreement replaces and supersedes in its entirety all prior agreements and understandings by and between the parties, including, without limitation, the Original Agreement (including, without limitation, any versions thereof which were executed and delivered by the parties on or about January 22, 2013 and January 23, 2013), and any amendments or purported amendments thereof, whether written or oral, express or implied. Millennium and the Company expressly agree that any claims arising from or relating to the Original Agreement are released and the parties expressly state, represent and warrant that they are unaware of and will not assert any claims arising from or relating to the parties' prior dealings or the Original Agreement or any amendment thereto, whether written or oral, implied or express, including, without limitation, any statement either party has made about the other or the other's performance or nonperformance under the Original Agreement. This Agreement may not be modified, amended or terminated except by a writing signed by both parties or their authorized representatives (it being agreed that an e-mail communication shall not be a writing for purposes hereof).

17.         Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any executed signature page delivered by facsimile or PDF e-mail transmission shall be binding to the same extent as an original executed signature pa without regard to any agreement subject to the terms hereof or any amendment thereto.

(Signature Page Follows)

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CDX DIAGNOSTICS, INC.

By:
Name:
Title:

MILLENNIUM MEDICAL DEVICES LLC

By:	/s/ Domi
	Name:	Domi
	Title:	CEO

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written

CDX DIAG TICS, INC

CDX DIAGNOSTICS, INC.

By:	/s/ MARK RUTENBER
	Name:	MARK RUTENBER
	Title:	CEO

MILLENNIUM MEDICAL DEVICES LLC

By:
Name:
Title:

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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